LA TEKO RESOURCES LTD.
                              180 EAST 2100 SOUTH
                              SALT LAKE CITY, UTAH
                                     84119

December 2nd, 1996

Gerald G. Carlson
c/o Suite 500 - 625 Howe Street
Vancouver, B.C., V6C 2T6

Dear Mr. Carlson:

Re: La Teko Resources Ltd., (the "Company")

The purpose of this letter agreement is to document the terms upon which the Company has agreed to hire you as its President and Chief Executive Officer.

1)   Employment

1.1 Upon execution of this agreement (the "Agreement"), you will be appointed to the board of directors of the Company (the "Board") and hired as the Company's President and Chief Executive Officer. You will be responsible to the Board for the management of all affairs and business of the Company and you will take such action as may be required to fulfill your duties as President and Chief Executive Officer of the Company.

1.2 You are authorized to sit on the board of directors of Dentonia Resources Ltd. provided that such directorship does not result in a conflict of interest with your position with the Company and provided that such directorship does not impair your ability to fulfill your responsibilities under this Agreement. Any directorships with other companies will require the prior approval of the Board.
1.3 Your employment under this Agreement, subject to the provisions of Section 4 of this Agreement' shall be for an initial term of three years (the "Initial Term") and thereafter for a period to be determined between you and the Board.

2)   Compensation

2.1 As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay you a salary of Cdn$12,000 per month.

2.2 In addition to the salary referred to in paragraph 2.1 above, the Company shall, subject to regulatory approval, grant you stock options entitling you to purchase up to 500,000 shares of the Company which, subject to paragraph 4.4, will vest incrementally as follows:

a)   200,000 upon execution of this Agreement;
b)   a further 100,000 upon the first anniversary of this Agreement;
c)   a further 100,000 upon the second anniversary of this Agreement; and
d)   the final l00,000 upon the third anniversary of this Agreement.

2.3 The Company will, upon execution of this Agreement, take such steps as are required to set the exercise price for the entire 500,000 stock options at the lowest price allowable by the policies of the Vancouver Stock Exchange.

2.4 The Company shall pay or reimburse you for all reasonable expenses incurred or paid by you during the period of your employment hereunder in the performance of your services under this Agreement.

2.5 The Company will either include you under its existing medical/dental/life insurance coverage or the Company will provide you with a comparable Canadian policy.

2.6 You will be entitled to four weeks (20 work days), not including holidays or sick leave, of paid vacation each year during your employment.

2.7 The Company will pay the leasing costs for a vehicle to be used by you provided that such costs are reasonable and recognizing that it is your intention to lease a 4-wheel drive vehicle.

3)   Annual Objectives

3 1 Each year the Board will, in consultation with you, establish corporate objectives for the forthcoming year which the Board will expect you to work towards having the Company achieve. The Board will act reasonably in establishing such corporate objectives and it is recognized that circumstances may change from time to time which result in such corporate objectives being modified prior to being achieved.

4)   Termination of Employment Relationship

4.1 You may terminate this Agreement upon thirty (30) days written notice to the Company.

4.2  The Company may terminate your employment under this Agreement as follows:

     a)   subject to paragraph 4.3, immediately for cause;

     b) on three months notice if you have become disabled (physically or mentally) to the extent that you have been unable to perform the essential functions of your employment hereunder for a continuous period of six months, and

     c)on six months notice prior to the end of the Initial Term

4.3 In the event that the cause referred to in sub-paragraph 4.2 (a) is that the Board is not satisfied with your efforts to accomplish the corporate objectives established by the Board in accordance with paragraph 3.1, the Company will provide you with six months notice. For the purposes of this paragraph, the Board must act reasonably and in good faith in determining whether it is satisfied with your efforts to accomplish the corporate objectives in question.

4.4 In the event that the Company is purchased or undergoes a merger or other similar corporate transaction (referred to in this paragraph as a "Transaction", which results in you no longer retaining the position of President and Chief Executive Officer of the Company in accordance with the terms of this Agreement, you will receive a severance package equal to one year's salary (ie Cdn$144,000), payable in a lump sum and the following shall apply to your incentive stock options:

a) fifty percent of the unvested stock options will automatically vest if the Transaction occurs in the first year of this Agreement, or
b) one-hundred percent of the unvested stock options mil automatically vest if the Transaction occurs after the first anniversary of this Agreement.

5)   General

5.1 This Agreement shall be construed in accordance with the laws of the Province of British Columbia and shall enure to the benefit of and be binding upon the parties hereto and their respective personal representative, successors and assigns.

Assuming the above accurately sets out the terms agreed to, please evidence your agreement by signing this letter below and returning a copy to us.

Yours truly,

LA TEKO RESOURCES LTD.             AGREED TO AND ACKNOWLEDGED:

Per: /s/ Gordon Fretwell          /s/ Gerald G. Carlson